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                                                                    EXHIBIT 99.1


                            (HERITAGE PROPANE LOGO)

                                  PRESS RELEASE

                 HERITAGE PROPANE PARTNERS, L.P. SIGNS AGREEMENT
             WITH ENERGY TRANSFER COMPANY TO COMBINE RETAIL PROPANE
                      AND NATURAL GAS MIDSTREAM BUSINESSES

TULSA, OKLAHOMA - NOVEMBER 6, 2003- Heritage Propane Partners, L.P. (NYSE:HPG) (the "Partnership") and Energy Transfer Company announced today that affiliates of Energy Transfer will purchase U.S. Propane, L.P., the general partner of the Partnership, and U.S. Propane, L.L.C. from subsidiaries of AGL Resources, Atmos Energy Corporation, TECO Energy Inc. and Piedmont Natural Gas Company, Inc. In addition, the Partnership has entered into an agreement to combine with Energy Transfer in a transaction valued at approximately $980 million, which will create a diversified master limited partnership by adding natural gas midstream operations to Heritage's existing retail propane operations. Energy Transfer will contribute substantially all of its assets to the Partnership in exchange for approximately $300 million in cash, repayment of outstanding indebtedness, and a combination of Partnership Common Units, Class D Units and Special Units. Also, the Partnership will acquire the stock of Heritage Holdings, Inc., which owns approximately 4.4 million common units of the Partnership for $100 million. These transactions are subject to customary conditions to closing, including existing lender and regulatory approvals, and obtaining requisite financing for the transaction.

H. Michael Krimbill, President and CEO of Heritage, stated, "This transaction is a positive strategic development for the Partnership as the natural gas midstream business is less dependent on weather and somewhat counter seasonal to the retail propane business. We believe that the transaction will be immediately accretive to the unitholders. Combining with Energy Transfer will join the operational strengths of Heritage's propane business with a more diversified base of natural gas gathering, treating, processing, and transportation assets. We will continue to grow our propane business by focusing on cash flow improvements through cost management, customer additions in our existing service territories, and acquisitions in the propane industry. With our new partners, we can now capitalize on opportunities to improve Partnership cash flows through expanding natural gas throughput on Energy Transfer's existing assets and investing capital to grow its midstream business."

With the closing of the transaction, the Partnership will own and operate the Energy Transfer midstream assets including: (1) Oasis Pipeline - a primarily 36 inch, 600 mile bi-directional natural gas pipeline connecting the Waha and Katy hubs in Texas; (2) Southeast Texas Pipeline System - 2,500 miles of gas gathering pipelines together with a 240 MMcf/d processing facility in southeast Texas which is connected to the Oasis Pipeline; and (3) Elk City Pipeline System
- 281 miles of gas gathering pipelines together with a 130 MMcf/d processing facility in Western Oklahoma. In addition to the assets currently in operation, Energy Transfer is in the process of extending its Southeast Texas Pipeline System. Energy Transfer has secured long-term


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transportation agreements with producers that will utilize much of the initial capacity on the pipeline extension. The pipeline extension is expected to be operational in mid-2004 with an initial capacity of 650 MMcf/d expandable to 1 Bcf/d.

Ray Davis, co-CEO of Energy Transfer, stated, "Michael Krimbill and the other members of the Heritage management team have demonstrated their strengths in managing and growing the retail propane business, and these strengths are vital to our future. A strong and growing retail propane business, joined with Energy Transfer's midstream natural gas activities, provides diversity of product and services, reduces seasonality in our revenue profiles, and increases our prospects for growing distributions. We look forward to the combination and to our successes together."

About Heritage

Heritage is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from nearly 300 customer service locations in 29 states. Operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern and southeastern regions of the United States.

About Energy Transfer

Energy Transfer Company is a privately owned natural gas company based in Dallas, TX. The Energy Transfer system includes approximately 4,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 2.5 billion cubic feet of natural gas per day and natural gas treating and processing assets located in Texas, Oklahoma and Louisiana.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership's website at www.heritagepropane.com.